Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, Chief Financial Officer

(978) 745-8106

ATLANTIC TELE-NETWORK, INC.’S OPERATIONS IN GUYANA

AFFECTED BY SEVERE FLOODING IN EAST COAST REGIONS

ST. THOMAS, U.S. Virgin Islands— January 25, 2005 —Atlantic Tele-Network, Inc. (AMEX:ANK), announced that its Guyana operations were affected by severe flooding over the past week. The flooding resulted from persistent heavy rains, which began in earnest around January 15, with cumulative precipitation reportedly well over 50 inches in the period ending January 23rd. Floodwater accumulations averaging between two and five feet affected nearly 25 miles of coastal Guyana. Regions 3 and 4 of the country, which includes the East Coast, were declared a disaster area and standing water remains at three feet. There were some injuries and fatalities reported and the damage to residential and commercial property is likely to be substantial. The weather has turned drier, but flooding remains a problem.

Both ATN’s Guyana Telephone & Telegraph (GT&T) and Atlantic Tele-Center (ATC) subsidiaries were affected. GT&T’s East Coast exchange in Beterverwagting was the hardest hit and there have been interruptions to both wireline and wireless service, although service was substantially restored in all areas by January 23. International service was maintained throughout the flood. ATC’s call center facility, also located on the East Coast, suffered from 18 inches of standing water inside the building. The facility is closed while ATC staff work on removing the water and repairing the damage.

Work has also begun on repairing the damage caused to GT&T’s equipment and infrastructure, although it will likely be some time before that work is complete. It is too early to precisely gauge the effect of this extreme weather on ATN’s operating results for the first quarter of 2005. ATC will certainly suffer losses due to lost revenue and some property damage. GT&T incurred extraordinary labor and material costs and suffered a prolonged traffic outage in one exchange, but, at the present time, the flooding is not expected to have a significant negative impact on ATN’s consolidated results, or GT&T’s results, for the first quarter. Of course, our focus to date has been on restoring service and protecting our facilities from further damage. It is possible that the effect on our business and our operating results will be more severe than expected.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of the Company said, “I want to extend my sympathy to the staff of GT&T and ATC, as well as their families and the people of Guyana, as they try to cope with this unprecedented deluge. I also want to commend the staff of GT&T for their heroic performance in maintaining and restoring service. Managers and staff alike worked night and day together in an all-out effort to minimize any disruption of critical communication services to their customers. The fact that international service was maintained throughout aided the provision of international assistance and mitigated the financial impact on GT&T. We are proud of their efforts and pleased that they were able to restore services to our customers so promptly while protecting the switch equipment in all our exchanges. Management of GT&T were able to respond to direct requests for communications assistance and donated services and equipment to some key emergency and health personnel to aid in their efforts.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

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